Exhibit 99.28

Sangui BioTech International, Inc.
10960 Ashton Avenue
Los Angeles, CA 90024

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

CHITOSKIN met overwhelming response at European Wound Healing Congress

Witten, Germany, October 24, 2005 - The top event of the European wound care industry, this year's 9th European Wound Congress, held in Stuttgart, Germany, by the German Wound Healing Association DGfW, Sept. 14 - 17, 2005, was impressed by an unexpected highlight. Karl Beese GmbH Co. KG, leading German distributor of hospital supplies and medical products, presented Sangui's CHITOSKIN wound pads. The exposition in Beese's booth was boosted by the additional impact of Sangui President and CEO Professor Wolfgang Barnikol's much discussed lecture on CHITOSKIN's amazing wound healing capacities, which are underpinned by physiological theory and supported by ample documentation of numerous successful treatments.

“The response was overwhelming”, emphasized Gerd Mayer, Beese's Marketing Director, “we outdid all the big shots. Order intake was strong and we had numerous requests from international distributors asking for distribution rights and deliveries for their respective markets.” Beese are in the process of evaluating those requests but said they are close to sign contracts with partners in Italy, Switzerland and the Nordic countries.

Another Chitoskin lecture is scheduled for a congress “Standardization in modern wound management” to be held in Wiesbaden, Germany, October 28 and 29, 2005.

A new lot of wound pads are currently being produced and due to be shipped by the end of October.

Sangui is in the final stages of developing a new generation of wound pads with additional hemostyptic capacities.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.